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                                                                  Exhibit 10.18

                                 CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT ("Agreement"), dated as of May __, 1999, is entered into by and between The Bank of Hemet, a state chartered banking institution ("Bank"), Jaqua & Associates, LLC ("Consulting Co.") and James B. Jaqua ("Consultant").


                                       RECITALS

A. Bank and Pacific Community Banking Group, a California corporation ("PCBG") entered into that certain First Restatement of Agreement and Plan of Reorganization dated as of January 5, 1999, as amended (the "Reorganization Agreement") whereby Bank will be acquired and become a wholly owned subsidiary of PCBG.

B. Consultant is a current shareholder of Bank and President, Chief Executive Officer and a Director of Bank and Chairman of the Board of Directors of Banklink, a subsidiary of Bank. Consulting Co. is partially owned by Consultant and provides banking and data processing advisory services.

C. Following the consummation of the acquisition of Bank by PCBG, Bank wishes to hire Consulting Co. and Consultant wishes to be retained as Chairman of Banklink and as a Director of PCBG.

D. Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Bank, Consulting Co. and Consultant agree as follows:


                                      ARTICLE I

                                 CONSULTING SERVICES

     1.1 CONSULTING SERVICES. From the Effective Time until the third anniversary of the Effective Time Consulting Co. will serve as a business development and strategic business consultant for Banklink. Such services shall be provided by Consulting Co. on a schedule solely determined by Consulting Co.

     1.2 DIRECTOR RESPONSIBILITIES. On the Effective Time Consultant will become a Director of PCBG and shall continue as Chairman of Banklink.
Consultant will be entitled to receive monthly Board and Committee fees or other forms of consideration for outside Directors, payable to either Consultant or his designee, at Consultant's sole discretion. In the event that Consultant resigns as a member of the Board of Directors of PCBG, such Director fees or other forms of

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consideration shall terminate at such time.  In the event that PCBG requests the resignation of Consultant as a member of the Board of Directors of PCBG or removes Consultant as a Director of PCBG before the third anniversary of the Effective Date, PCBG shall pay Consultant an amount equal to the monthly Director and Committee fees, or other forms of compensation, times thirty-six, minus the number of payments previously paid. Such payment will be made immediately upon notification that Consultant shall no longer be a Director of PCBG.

     1.3 HEALTH/MEDICAL BENEFITS. From the Effective Time until the third anniversary of the Effective Time, or so long as Consultant remains a director of PCBG, Consultant shall be entitled to participate in the health/medical benefit program of Bank provided to outside Directors which is in place at the Effective Time.

     1.4 INCENTIVE COMPENSATION. From the Effective Time to the third anniversary of the Effective Time Consulting Co. shall be entitled to additional incentive compensation for each new data service customer which executes a data service contract with Bank, Banklink or their affiliates. Such incentive compensation shall be $10,000 for each financial institution signing a contract with total assets of up to $50 million, $15,000 for each financial institution signing a contract with total assets between $50 million and $100 million and $20,000 for each financial institution signing a contract with total assets over $100 million. Such incentive compensation shall be paid by Bank and/or PCBG and/or Banklink within five days of the execution of such new data service contract, the form and contents of which shall be determined by and approved by PCBG and/or the Board of Directors of Banklink.

     1.5 OTHER BENEFITS. As part of Consulting Co.'s consulting services, Consulting Co. shall be entitled to reimbursement for all reasonable entertainment expenses incurred by Consulting Co. in connection with business development activities for PCBG or Banklink subject to satisfactory evidence of such expenses, not to excess $500 per month unless previously authorized by the Chairman of PCBG or the Board of Directors of Banklink, as appropriate. Furthermore, Consulting Co. will be able to utilize office space of Bank and/or PCBG or Banklink during the term of this consulting agreement.

     1.6 NONDISCLOSURE. Neither Consulting Co. nor Consultant shall at any time disclose, use, transfer or sell any confidential information or proprietary data of Bank, Banklink, PCBG or its shareholders so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to the legal process.


                                      ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF CONSULTANT

     2.1 PERFORMANCE OF OBLIGATIONS. Consulting Co. and Consultant represent and warrant to Bank and/or PCBG that execution, delivery and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition or provision of any

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commitment, contract or other agreement or instrument, including, without limitation, any other employment agreement, to which Consulting Co. or Consultant is or has been a party.

     2.2 RESIGNATION. At the Effective Time Consultant shall resign as President and Chief Executive Officer and Director but continue as an employee of Bank until the end of such month, and be paid at each normal pay period as per existing bank payroll policy. Consultant agrees and acknowledges that as of the end of such month, his employment with Bank shall automatically cease and he shall not continue as an employee of Bank.

     2.3 INDEMNIFICATION. Consulting Co. and Consultant shall indemnify, defend, and hold harmless Bank and PCBG, its directors, officers, representatives and agents, for, from and against any and all losses, claims, suits, damages, expenses or liabilities, including court costs and counsel fees, which Bank and/or PCBG has incurred or to which Bank and/or PCBG may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs or fees arise out of or are based upon any failure of any representation or warranty of Consulting Co. or Consultant in Section 2.1 hereof to be true and correct when made.


                                     ARTICLE III

                                       GENERAL

     3.1 GOVERNING LAW. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of California. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

     3.2 NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as requested or certified mail, addressed, in the case of:

     Consulting Co. and Consultant, to:

          James B. Jaqua
          440 Emerald Bay
          Laguna Beach, California 92651

     Bank, to:

          The Bank of Hemet
          3715 Sunnyside Drive
          Riverside, California 92506
          Attention: Mr. E. Lynn Caswell, Chairman

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     With a copy to:

          Mr. E. Lynn Caswell
          23332 Mill Creek Drive, Suite 230
          Laguna Niguel, California 92653

     3.3 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among Bank, PCBG, Consulting Co. and Consultant with respect to the subject matter hereof and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement, which shall be interpreted consistently herewith; provided that prior to the Effective Time, any agreement between Bank, Consulting Co. and Consultant shall remain in effect and shall not be superseded by this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Consulting Co. and Consultant, Consultant's heirs, executors, administrators and beneficiaries, Bank and/or PCBG and each of their respective successors.

     3.4 WITHHOLDING TAXES. All amounts payable to Consulting Co. under this Agreement shall be subject to applicable income, wage and other taxes, which shall be the responsibility of Consulting Co. Bank and/or PCBG will not be responsible for the withholding of any deductions.

     3.5 EFFECT OF AGREEMENT. This Agreement shall have no effect until the Effective Time. In the event that the Reorganization Agreement is terminated, this Agreement shall automatically terminate.

     3.6  DISPUTE RESOLUTION.   In the event of a dispute between Bank and
Consulting Co. as to the amount due Consulting Co. under section 1.4 of this Agreement, the Bank and Consulting Co. shall each provide the other with an accounting of the amounts each asserts are due. The parties shall then identify any disputes they have with the other's accounting. Upon identification of any disputed items, the parties shall attempt to agree upon the amount due to Consulting Co. within seven days. If no mutual agreement is reached within said period, the parties shall have their respective accounting firms attempt to agree upon the correct amount due Consultant, within seven days thereafter. If the accounting firms are unable to reach a mutual agreement, within said period, the parties shall agree to an independent "Big Six" accounting firm to resolve any remaining items that have not been agreed upon, and the opinion of such accounting firm shall be binding upon the parties for the purposes of this Agreement. The parties shall cooperate fully with each other and the accounting firms. The cost of the expert shall be paid by the Bank. Any dispute regarding this Agreement shall only be heard and resolved in a court of competent jurisdiction located in the County of Riverside, California.

     3.7 LEGAL COSTS. If either party commences an action against the other party arising or in connection with this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees and costs of suit.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

                              THE BANK OF HEMET




                              By________________________________________
                              Its________________________________________


                              JAQUA & ASSOCIATES, LLC




                              _____________________________________________


                              JAMES B. JAQUA




                              _____________________________________________



AGREED TO:

PACIFIC COMMUNITY BANKING GROUP




________________________________________


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